                                       UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                     For the Nine Months
                                                                                                     Ended September 30,
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Millions of dollars                                                                                    2000                1999
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Earnings from continuing operations                                                                   $ 550                $ 42
Provision for income taxes                                                                              309                  60
Minority Interests                                                                                        3                   8
Distributions (Less Than) Greater Than equity in earnings of affiliates                                 (48)                  6
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         Earnings subtotal                                                                              814                 116
Fixed charges included in earnings:
   Interest expense                                                                                     159                 145
   Distribution on convertible preferred securities                                                      24                  24
   Interest portion of rentals                                                                           17                  15
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         Fixed charges subtotal                                                                         200                 184
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Earnings from operations
   available before fixed charges                                                                   $ 1,014               $ 300
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Fixed charges:
   Fixed charges included in earnings                                                                 $ 200               $ 184
   Capitalized interest                                                                                   9                  13
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         Total fixed charges                                                                          $ 209               $ 197
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Ratio of earnings from operations
   to fixed charges                                                                                     4.9                 1.5